Exhibit 99.1

Purchase, New York        Telephone: 914-253-3249        www.pepsico.com

Contact:	Jim Paymar
Senior Vice President, Corporate Communications

PEPSICO ANNOUNCES

IAN COOK AND LLOYD TROTTER

ELECTED TO BOARD OF DIRECTORS

PURCHASE, N.Y., Feb. 1, 2008 – PepsiCo announced the election of Ian M. Cook and Lloyd G. Trotter to its board of directors, following today’s board meeting.

Messrs. Cook and Trotter will join the board effective March 14, 2008.

Ian M. Cook, 55, is presently president and chief executive officer of Colgate-Palmolive Company, a $12 billion dollar business with 34,000 employees globally and is one of the world’s oldest and respected consumer products companies.

Mr. Cook joined Colgate in 1976 and progressed through marketing and other management roles in the United Kingdom, the United States and the Philippines. Mr. Cook became chief operating officer in 2004, with responsibility for operations in North America, Europe, Central Europe, Asia, and Africa.

In 2005 he was promoted to president and chief operating officer, responsible for all Colgate operations worldwide. Mr. Cook became chief executive officer in July 2007.

Mr. Cook is a graduate of London University (Guildhall).

Lloyd G. Trotter, 61, after a 37 year career with General Electric, is retiring from his current post as vice chairman at the end of February. Mr. Trotter simultaneously held the positions of president and chief executive officer of GE Industrial, a $28 billion business with nearly 80,000 employees worldwide.

Prior to his current role, Mr. Trotter was executive vice president of Operations where he led efforts to improve operational excellence across GE's businesses. From 2004 to 2006 he served as president and chief executive officer of GE Consumer and Industrial.

Mr. Trotter is joining the New York based investment firm of GenNx360 Capital Partners as one of the principals. GE is one of the investors in GenNx which intends to focus on investments in commercial security, industrial water treatment, infrastructure and aerospace.

Mr. Trotter graduated from Cleveland State University with a degree in business administration. In 2001 the school awarded him an honorary doctorate degree.

The election of Cook and Trotter to PepsiCo’s board brings the total number of directors to 12, and the total number of independent outside directors to 10. In addition, the board has two inside directors, Indra Nooyi, the company’s chairman and chief executive officer and Mike White, vice chairman of PepsiCo and chief executive officer of PepsiCo International.

About PepsiCo

PepsiCo (NYSE: PEP) is one of the world’s largest food and beverage companies, with 2006 annual revenues of more than $35 billion. The company employs approximately 168,000 people worldwide, and its products are sold in approximately 200 countries. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. The PepsiCo portfolio includes 17 brands that generate $1 billion or more each in annual retail sales. PepsiCo’s commitment to sustainable growth, defined as Performance with Purpose, is focused on generating healthy financial returns while giving back to communities the company serves. This includes meeting consumer needs for a spectrum of convenient foods and beverages, reducing the company’s impact on the environment through water, energy and packaging initiatives, and supporting its employees through a diverse and inclusive culture that recruits and retains world-class talent. PepsiCo is listed on the Dow Jones North America Sustainability Index and Dow Jones World Sustainability Index. For more information, please visit www.pepsico.com.

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